Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

COMMERCIAL SUPPLY AGREEMENT

Between

COGENT BIOSCIENCES, INC.

and

HOVIONE FARMACIENCIA S.A.

Contents

1.	Definitions	3
2.	The Manufacturing Services	8
3.	Materials	13
4.	Records; Facility and Inspection	16
5.	Forecasts; Purchase Orders; [***]; Shipping and Delivery; Acceptance	18
6.	Price and Payments	22
7.	Representations and Warranties	24
8.	Government Approvals and Hazardous Materials	26
9.	Expiration and Termination	26
10.	Force Majeure	28
11.	Confidentiality	28
12.	Ownership of Improvements	31
13.	Indemnification; Liabilities; and Insurance	32
14.	Miscellaneous	34
15.	Solicitation of Hovione Employees	37
16.	Signature	37

COMMERCIAL SUPPLY AGREEMENT

COGENT BIOSCIENCES, INC.

and

HOVIONE FARMACIENCIA S.A

THIS COMMERCIAL SUPPLY AGREEMENT (“Agreement”) is made and entered into as of the 1st day of September, 2026 (“Effective Date”) between COGENT BIOSCIENCES, INC., a Delaware corporation, with offices at 180 Third Avenue, 4th Floor, Waltham, Massachusetts 02451 (“Customer”), and HOVIONE FARMACIENCIA S.A., a Portuguese corporation, with offices at Sete Casas, 2674-506, Loures, Portugal (“Hovione”).

WHEREAS, Customer is in the business of manufacturing, packaging, marketing and selling certain pharmaceutical products, including without limitation, the Product (as defined below); and

WHEREAS, Hovione is in the business of providing various non-GMP and GMP pharmaceutical development and manufacturing services, including clinical trial material manufacturing and related services for the pharmaceutical industry; and

WHEREAS, Customer desires to have Hovione manufacture and supply certain quantities of Product.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth herein, the Parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, unless this Agreement expressly provides otherwise or unless the context otherwise requires, the following initially capitalized terms in this Agreement, whether used in the singular or plural, will have the respective meanings set forth below:

1.1 “Additional Services” has the meaning set forth in Section 6.1.

1.2 “Affiliate” means, with respect to a Party, any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with such Party. As used in this Agreement, “control” means (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of a non-corporate entity, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.3 “API” means the Customer’s proprietary active pharmaceutical ingredient Bezuclastinib.

1.4 “Applicable Law” means (a) with respect to Customer, all applicable ordinances, rules, regulations, laws, and requirements of any kind, including any issued by any Authority, in the Territory, and (b) with respect to Hovione, all ordinances, rules, regulations, laws, and requirements of any kind, including any issued by any Authority, applicable at the location where Manufacturing Services [***] are carried out by Hovione, its Affiliates or subcontractors, as any of the foregoing may be amended from time to time.

1.5 “Authority” means any government regulatory authority responsible (a) for granting approvals for the performance of Manufacturing Services under this Agreement, or (b) for issuing regulations pertaining to the Manufacture, sale and/or use of Product in the Territory.

1.6 “Banking System” has the meaning set forth in Section 2.13(b).

1.7 “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced from the applicable quantity of Starting Solids set out in Exhibit C and during the same cycle of Manufacture as defined by the applicable Batch record.

1.8 “Batch Documentation” has the meaning set forth in Section 5.7(a).

1.9 “Binding Forecast” has the meaning set forth in Section 5.1.

1.10 “Certificate of Analysis” means a" document signed by an authorized representative of Hovione, describing Specifications for, and testing methods applied to, Product, and the results of testing.

1.11 “Certificate of Compliance” means a document signed by an authorized representative of Hovione certifying that a particular Batch was Manufactured in accordance with Applicable Law, cGMP, and the Specifications.

1.12 [***]

1.13 “cGMP” means the current good manufacturing practices regulations applicable to the Manufacture of Product as defined by the Q7 Guidance on Good Manufacturing Practices of the International Conference on Harmonization of Technical Requirements of Pharmaceuticals for Human Use (ICH Q7) and as promulgated by an Authority.

1.14 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, the efforts of, with respect to Hovione, a pharmaceutical contract development and manufacturing company of similar size, and, with respect to Customer, a biopharmaceutical company of similar size, in each case as such Party would normally use to accomplish a similar objective under similar commercial circumstances as expeditiously and diligently as possible.

1.15 “Confidential Information” has the meaning set forth in Section 11.1.

1.16 “Contract Year” means the twelve (12) month period commencing on the Effective Date and ending on the day before the first anniversary thereof and each consecutive twelve (12) month period thereafter during the Term.

1.17 “Customer Indemnitee” has the meaning set forth in Section 13.1.

1.18 “Customer Improvements” means [***].

1.19 “Customer Materials” means the materials, if any, identified by the Parties in writing as being provided by Customer, including the API, with the Reimbursement Price.

1.20 “Customer Process” means [***].

1.21 “Customer Technology” means the Customer Process and all Technology of Customer developed or obtained by or on behalf of Customer (a) prior to the Effective Date, or (b) independent of this Agreement and without the use of the Confidential Information of Hovione.

1.22 “Defect” shall mean the failure of the Product to comply with the Specifications or cGMP (if applicable) or the failure of Hovione to Manufacture Product in accordance with the Customer Process such that Product does not meet the requirements of Applicable Law; and “Defective” shall be construed accordingly.

1.23 “Designated Vendor” has the meaning set forth in Section 3.3(a).

1.24 “Disclosing Party” has the meaning set forth in Section 11.1.

1.25 [***]

1.26 “Facility” means the facility of Hovione located at Sete Casas, Loures, Portugal, or as otherwise agreed in writing by the Parties.

1.27 “FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.28 “Force Majeure” has the meaning set forth in Section 10.

1.29 “Forecast” has the meaning set forth in Section 5.1.

1.30 “Forecast Parameters” has the meaning set forth in Section 5.1.

1.31 “Hovione Designated Recipient” has the meaning set forth in Section 5.1.

1.32 “Hovione Fault” has the meaning set forth in Section 3.2(c)(ii).

1.33 “Hovione Improvements” means [***].

1.34 “Hovione Indemnitees” has the meaning set forth in Section 13.2.

1.35 “Hovione Technology” means the Technology developed or obtained by or on behalf of Hovione (a) prior to the Effective Date, or (b) independent of this Agreement and without the use of the Confidential Information of Customer.

1.36 “Improvements” means all discoveries, inventions, developments, modifications, innovations, updates, enhancements or improvements to Technology (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of the Parties’ obligations under this Agreement.

1.37 “Initial Forecast” has the meaning set forth in Section 5.1.

1.38 “Initial Term” has the meaning set forth in Section 9.1.

1.39 “In-Process License” has the meaning set forth in Section 12.5(a).

1.40 “Inspection Period” has the meaning set forth in Section 5.7(b).

1.41 “Latent Defect” means a Defect that could not be identified through Customer’s reasonable review of the Records or the initial inspection of the Product by Customer or its designee. “Latent Defect” does not include any such failure of Product to comply with cGMP or the Specifications that was not present at the time of delivery by Hovione in accordance with this Agreement. For avoidance of doubt, if any Product has been further processed after delivery by Hovione hereunder, a failure of Product to comply with cGMP or the Specifications will not be a Latent Defect unless (i) such failure meets the requirements of the first sentence of this Section 1.41, and (ii) such failure was present in such Product Batch at the time of delivery by Hovione in accordance with this Agreement.

1.42 [***]

1.43 “Losses” has the meaning set forth in Section 13.1.

1.44 “Manufacture”, “Manufactured”, “Manufacturing” and “Manufacturing Services” means any steps, processes and activities used by Hovione at the Facility to produce Product, including without limitation, the manufacturing, processing, quality control testing, release or storage of Product.

1.45 “Master Batch Record” means the master batch records executed by Hovione for the manufacture of Product in Hovione’s formatting and in accordance with Hovione’s standard operating procedures.

1.46 “Minimum Annual Commitment” or “MAC” has the meaning set forth in Section 2.2.

1.47 “Minimum Product Yield” has the meaning set forth in Section 2.13(a).

1.48 “MSA” has the meaning set forth in Section 2.9.

1.49 “Non-binding Forecast” has the meaning set forth in Section 5.1.

1.50 “Parties” means Customer and Hovione together.

1.51 “Party” means either Customer or Hovione, as the context requires.

1.52 “Person” means an individual natural person, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated associated, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.53 “Product” means the SDD Product and Tablets Product, separately and collectively, as applicable, released for Customer’s commercial sale and distribution.

1.54 “Product Approval” has the meaning set forth in Section 2.12.

1.55 “Product Yield” has the meaning set forth in Section 2.13(a).

1.56 [***]

1.57 “Project Manager” has the meaning set forth in Section 2.5.

1.58 “Purchase Price” has the meaning set forth in Section 6.1.

1.59 “Purchase Order” has the meaning set forth in Section 5.4.

1.60 “Quality Agreement” means a separate “Good Manufacturing Practices” agreement which applies to Manufacturing Services to be performed under cGMP requirements under this Agreement, signed by each of the Parties and setting forth the mutual responsibilities of the Parties with respect to quality assurance and cGMP guidelines applicable to Product Manufacturing Services performed by Hovione. Such responsibilities of Hovione and Customer are defined in the Quality Agreement.

1.61 “Recalls” has the meaning set forth in Section 5.10.

1.62 “Receiving Party” has the meaning set forth in Section 11.1.

1.63 “Records” has the meaning set forth in Section 4.1.

1.64 “Reduced MAC” has the meaning set forth in Section 2.14.

1.65 “Referee Lab” has the meaning set forth in Section 5.8.

1.66 “Reimbursement Price” has the meaning set forth in Section 3.2 (c)(ii).

1.67 “Renewal Term” has the meaning set forth in Section 9.1.

1.68 “Representative” has the meaning set forth in Section 11.2.

1.69 “Safety Stock” has the meaning set forth in Section 3.4(c).

1.70 “Sanctions” has the meaning set forth in Section 7.3(e).

1.71 “SDD Product” means Bezuclastinib Spray Dried Dispersion Manufactured under this Agreement by Hovione.

1.72 “Shortfall Compensation” has the meaning set forth in Section 2.2.

1.73 “Specifications” means the specifications, quality standards and testing methods for Product that are attached hereto as Exhibit A.

1.74 “Starting Solids” means the API and [***].

1.75 [***]

1.76 “Strength(s)” means the amount of API contained in a Tablets Product in accordance with applicable Specifications.

1.77 “Supply Failure” has the meaning set forth in Section 2.14.

1.78 “Tablets Product” means Customer’s Bezuclastinib Tablets Manufactured under this Agreement by Hovione.

1.79 “Technology” means all patents, patent applications, methods, techniques, trade secrets, copyrights, know-how, data, documentation, hardware, software and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar laws.

1.80 “Term” has the meaning set forth in Section 9.1.

1.81 “Territory” means the United States of America, its territories and possessions, and jurisdictions whose Authorities are regulatory members of the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (ICH).

1.82 “Third Party” means any Person other than the Parties and their respective Affiliates, or any of such Parties’ or its Affiliates’ employees, officers, directors, partners, shareholders, agents, consultants, attorneys, accountants or advisors, acting on or on behalf of such Party or its Affiliates.

1.83 “Validation Batch” has the meaning set forth in Section 2.9

1.84 “Work Order” has the meaning set forth in Section 6.1.

2. The Manufacturing Services.

2.1 Supply and Purchase of Product.

(a) [***], (A) during the calendar years [***], Customer will purchase from Hovione and Hovione will Manufacture and supply to Customer (i) [***] percent ([***]%) of Customer’s annual requirements of SDD Product in the United States, and (ii) [***] percent ([***]%) of Customer’s annual requirements for Tablets Product in the United States; (B) thereafter, for the remainder of the Term, Customer will purchase from Hovione and Hovione will Manufacture and supply to Customer, (i) [***] percent ([***]%) of Customer’s annual requirements of SDD Product in the United States, and (ii) [***] percent ([***]%) of Customer’s annual requirements for Tablets Product in the United States. [***]. Nothing in this Section 2.1(a) will reduce or otherwise limit Customer’s obligations with respect to the Minimum Annual Commitment. [***].

(b) Customer’s exclusivity obligations under Section 2.1(a) will expire automatically in the event (x) Hovione [***], for reasons other than Customer’s breach of this Agreement or a Force Majeure Event, or (y) [***].

(c) Notwithstanding anything in this Agreement to the contrary, in the event that Customer orders, and Hovione declines or fails to supply, quantities of Product meeting the foregoing exclusivity percentages (including by rejection of any portion of a Forecast or an updated Forecast or Purchase Order) for reasons other than Hovione’s material, uncured breach of this Agreement (addressed in Section 2.1(b)), such percentages will automatically be reduced to a level consistent with the percentage of such Customer requirements that Hovione agrees to supply or actually supplies, as applicable.

2.2 Annual Commitment. In addition to the requirements of Section 2.1, during each calendar year of the Term, Customer will make minimum purchases of Product from Hovione as set forth in Exhibit B attached hereto (each, a “Minimum Annual Commitment” or “MAC”). If Customer does not place Purchase Orders for Product from Hovione in accordance the Minimum Annual Commitment, Hovione will be entitled to charge Customer [***] (the “Shortfall Compensation”) subject to any applicable reductions or relief provided in this Agreement, including without limitation pursuant to Section 2.14 (Supply Failure) or Article 10 (Force Majeure). In addition to all other remedies available to Customer, in the event that Hovione fails to supply the MAC pursuant to accepted Purchase Orders in any given calendar year for reasons other than Customer’s uncured material breach of this Agreement, no Shortfall Compensation shall be due from Customer to Hovione for such calendar year. With respect to any extensions of the Term beyond the Initial Term, the Parties shall negotiate and agree to a mutually acceptable MAC and Limitation of Liability commitments.

2.3 Hovione Responsibilities. Hovione will use Commercially Reasonable Efforts to perform the Manufacturing Services in accordance with this Agreement, which includes the following:

(a) Keeping Records and reporting data to Customer and applicable Authorities, as may be required by Applicable Law, cGMP and this Agreement;

(b) Perform the Manufacturing Services in accordance with Applicable Law, the Quality Agreement, and cGMP, if applicable; and

(c) Follow standard industry procedures and the applicable Hovione SOP(s) (meaning “standard operating procedures”) established for the keeping of laboratory notebooks, and establishing systems for securing data, Records, Customer Technology, Customer Improvements and Customer Materials from loss or damage (copies of such Hovione SOPs will be available on site at Hovione for review by Customer).

2.4 Customer Responsibilities. Customer will:

(a) Deliver or provide to Hovione, at its expense, the Customer Materials analytical methods, samples and other materials or information necessary or reasonably useful for Hovione to perform the Manufacturing Services;

(b) Provide Customer Technology and any other material information pertaining to any special handling conditions for the Product or other Customer Materials supplied to Hovione by Customer, including information regarding storage and use of such Product or other Customer Materials;

(c) Provide Hovione with reasonable access to knowledgeable Customer personnel for consultation regarding the Product, Customer Technology, Customer Confidential Information, Customer Materials and the Manufacturing Services; and

(d) Provide and transfer to Hovione the Customer Process (to the extent not already provided to Hovione under the MSA) and any updates to the Customer Process solely for Hovione to perform the Manufacturing Services and related obligations under this Agreement.

2.5 Communications. Each Party will appoint, and promptly notify the other Party in writing, a project representative (each, a “Project Manager”) who will have primary responsibility for day-to-day interactions with the other Party’s Project Manager concerning the Manufacturing Services. The Project Manager of each Party shall initially be specified by written notice delivered to the respective Party within five (5) business days of the Effective Date. Either Party may appoint a substitute or successor Project Manager by providing written notice thereof to the other Party.

2.6 Subcontracting. Subject to Customer’s prior written approval and compliance with the change control process in the Quality Agreement (except for non-cGMP storage services or non-GMP analytical services, which shall not require such prior written approval), Hovione may subcontract the performance of certain of its obligations under this Agreement to its Affiliates or to qualified Third Parties. Hovione shall remain responsible for the performance of, such Affiliates or Third Parties to the same extent as if it had performed such services itself. Such Affiliates or Third Parties will perform the activities in a manner consistent with this Agreement and will be obligated, in writing, to protect the confidentiality of Customer’s Confidential Information under terms no less stringent than those set forth in Section 11 and adhere to assignment obligations consistent with the ownership allocation of Customer Improvements contemplated by Article 12. For the avoidance of doubt, Hovione may, without any such approval, subcontract non-cGMP storage services and non-cGMP analytical to qualified Third Parties and otherwise subject to the conditions as set forth in the preceding sentence.

2.7 Quality Agreement. Prior to Hovione conducting any Manufacturing Services that are subject to cGMP requirements, the Parties will enter into a Quality Agreement to establish Parties’ respective quality assurance responsibilities relating to the commercial Manufacturing Services. In the event of a conflict between the terms of the Quality Agreement and this Agreement, the terms of the Quality Agreement will govern with respect to the allocation of responsibility for compliance with cGMP relating to Product, and this Agreement will govern with respect to all other matters including all business and financial matters, including remedies, and obligations of confidentiality and indemnification.

2.8 Hovione’s Data Models. [***].

2.9 Additional Services. Validation of the Manufacturing process and/or process performance qualification, if any, shall be deemed as Additional Services and, if required, shall be separately agreed between the Parties in accordance with an executed Work Order pursuant to the Master Services Agreement between the Parties [***] (“MSA”). Product manufactured under the MSA during such process validation (“Validation Batches”) is intended to meet the criteria under the MSA and the commercial Quality Agreement so that such product is suitable for commercial use. Accordingly, the Parties agree that if a Validation Batch meets the criteria under the MSA and the commercial Quality Agreement and is released by Hovione, then following such release, such Validation Batch shall be deemed Product for all purposes hereunder. For clarity, the Parties agree that at all times prior to such release by Hovione, the Validation Batches shall be governed solely by the MSA.

2.10 Changes to Customer Process or Specifications. The Parties will use Commercially Reasonable Efforts regarding any requested changes to the Customer Process or Specifications, in accordance with the change control process set forth in the Quality Agreement. Subject to the Parties’ mutual agreement, the Parties will execute a change order or amendment to this Agreement, as needed, reflecting such changes in Services and associated pricing. The Parties agree that any changes mandated by an Authority will be considered and acted upon expeditiously and with due diligence in accordance with Applicable Law.

2.11 Exclusivity. During the Term, Hovione will not manufacture the Product or any product containing Bezuclastinib for any Third Party, including any Customer Affiliate or licensee, without Customer’s prior written consent, unless otherwise provided herein.

2.12 [***]

2.13 Yield Bank.

(a) After [***] Batches of Product have been Manufactured (i.e. Batches Manufactured hereunder following validation of the Manufacturing process), the Parties shall agree in good faith on the actual Product per API ratio achieved from such Batches, which shall apply to subsequent Batches of Product Manufactured hereunder (“Product Yield”). Thereafter, Hovione shall ensure that, on an annual basis, the Product Yield complies with the applicable minimum Product Yield agreed upon by the Parties (the “Minimum Product Yield”). Parties acknowledge and agree that the Minimum Product Yield shall contain an allowed statistical deviation, as agreed by the Parties, which may decrease during the Term as more Batches are Manufactured and additional data is gathered from such Manufacturing. The Minimum Product Yield shall be revised yearly based on additional Batches Manufactured and released to Customer under this Agreement. For clarity, the Parties agree that the Minimum Product Yield and annual revision calculation shall be based only on Batches of Product released to Customer in accordance with the Quality Agreement and shall not include Batches containing Defects, whether or not the Defective product was released to Customer.

(b) Hovione shall have the right to credit yields in excess of the Minimum Product Yield to offset yields below the Minimum Product Yield or to offset losses due to Defective Product prior to any compensation to Customer (the “Banking System”). If the Minimum Product Yield is not met with respect to any Batch, Hovione shall apply losses to the Banking System until such Banking System is fully exhausted. Hovione shall provide Customer with timely access to yield data in the Banking System on a quarterly basis. Once the Banking System is fully exhausted, Hovione shall have a period of [***] from such date to credit additional yield gains to the Banking System and, thereafter, Hovione will reimburse the difference between delivered Product versus actual batch amount.

(c) Within [***] days after the end of each calendar year, Hovione will prepare an annual reconciliation of actual annual Product Yield against the Minimum Product Yield, considering the credits and debits applied to the Banking System and considering the [***] period set forth in clause (b) above and any existing credits shall be carried forward to the following calendar year. Should the annual Product Yield be less than Minimum Product Yield, then Hovione will credit Customer for the amount of the shortfall. Should the actual Product Yield be higher than the Minimum Product Yield, such excess shall be used to offset a future shortfall of Product Yield or losses due to Defective Product during the Term.

2.14 Supply Failure. In the event that Hovione (a) fails to supply within [***] of the applicable scheduled delivery dates at least [***] percent ([***]%) of Customer’s SDD Product quantities ordered pursuant to Purchase Orders during any consecutive [***] period (provided that such failure occurred through [***] or more failed batches), or (b) experiences [***] or more batch failures of Customer’s SDD Product during any consecutive [***] period, in each case for reasons other than Customer’s uncured material breach of this Agreement or a Force Majeure Event (“Supply Failure”), Customer’s MAC obligation shall automatically reduce to [***] Batches per calendar year for the remainder of the Term, [***] (the “Reduced MAC”), provided that Hovione is able to reasonably demonstrate its ability to meet Customer’s purchase requirements consistent with such Reduced MAC. Where a Supply Failure is the result of Hovione Fault, Customer shall also have the right to reasonably revise its existing Purchase Orders [***]. Hovione shall apply Commercially Reasonable Efforts to deliver such impacted SDD Product or Tablets Product in accordance with the terms of the applicable revised Purchase Orders or Binding Forecast.

3. Materials.

3.1 Hovione-Supplied Materials. Unless the Parties otherwise agree, Hovione will supply, at Customer’s expense and in accordance with all relevant approved raw material specifications, all materials to be used by Hovione in the performance of Manufacturing Services other than the Customer Materials and Customer Technology. Title to and risk of loss of such materials will remain with Hovione until such materials have been incorporated into the Product and delivered to Customer in accordance with Section 5.6. Hovione shall not be liable for any delay in delivery of Product if, after using Commercially Reasonable Efforts, Hovione is unable to obtain, in a timely manner, a particular raw material necessary for Manufacturing, provided that Hovione uses Commercially Reasonable Efforts to promptly notify Customer in writing upon learning of any such anticipated delay. In the event that any raw material becomes subject to purchase lead time beyond the Binding Forecast time frame, the Parties will negotiate in good faith an appropriate amendment to this Agreement.

3.2 Customer Materials and Customer Technology.

(a) Supply of Customer Materials. Customer will supply the Customer Materials, including delivering the API to Hovione, [***] (Incoterms 2020) and at Customer’s cost and expense. Customer, or a Customer designee, shall act as importer of record for the supply of any such Customer Materials as required herein and shall be responsible at its expense for securing any necessary controlled substance approvals, export, import or other governmental clearance, permit or certification required in respect of such supply in accordance with Applicable Law and shall be responsible for any tax, fee or charge related thereto.

(b) Title. Title to Customer Materials and Customer Technology supplied by Customer will at all times remain with Customer. Except for the license rights granted under this Agreement, Hovione will acquire no other right, title or interest in such Customer Materials and Customer Technology, nor will it take or suffer any action while such Customer Materials and Customer Technology are within its possession inconsistent with Customer’s ownership or interest in the Customer Materials or Customer Technology, including but not limited to the imposition of any lien by it thereon, the conveyance of any interest therein, or any use thereof except as authorized by the terms of this Agreement.

(c) Risk of Loss of the Customer Materials. Risk of loss of the Customers Materials will at all times remain with Customer. Notwithstanding the foregoing:

(i) Hovione will use Commercially Reasonable Efforts to keep secure, maintain the integrity of, and account for all Customer Materials in accordance with all Applicable Laws and the Specifications, and will promptly notify Customer if at any time Hovione becomes aware that Customer Materials have been damaged, lost or stolen;

(ii) Hovione agrees to reimburse Customer, subject to the limits set forth in Section 13.4, for any quantities of Customer Materials lost or destroyed while in the custody of Hovione (including any such loss of Customer Materials that may occur during Manufacturing) to the extent such loss or destruction results directly and primarily from Hovione’s material breach of this Agreement [***], or its gross negligence or willful misconduct (collectively, “Hovione Fault”). The reimbursement price per kilo of Customer Materials consisting of the API shall be [***] (“Reimbursement Price”). If requested, Customer will provide Hovione’s insurer with reasonable support for the cost of the lost or destroyed Customer Materials;

(iii) Customer shall maintain an insurance policy covering such Customer Materials at all times with a scope of coverage no lesser than what Customer provides to its own inventories;

(iv) Customer shall address and take liability for any and all European Union related value added tax that may be owed by Hovione pursuant to non-export out of the European Union of Customer’s owned materials and Customer shall hold Hovione harmless from any such costs or liabilities.

(d) Return. Promptly upon completion of the Manufacturing Services or as may be earlier required under Section 9.5(a), all unused Customer Materials, Customer Improvements and Customer Technology will be returned to Customer, or otherwise disposed of or destroyed in accordance with instructions from Customer, in each case at Customer’s expense.

(e) Delays. Hovione shall promptly notify Customer of any actual anticipated material delays in its performance of Manufacturing Services, provided that Customer’s receipt of any such notice shall not, in and of itself, limit any of Customer’s remedies under this Agreement for such delay. If delays in performance of the Manufacturing Services are experienced because of Customer’s failure to supply

Hovione with Customer Materials at least [***] prior to planned use in Manufacturing (unless otherwise agreed to in writing by the Parties), Customer Technology or information required to perform such Manufacturing Services, or if otherwise attributable or caused by Customer, Hovione shall be entitled at its sole discretion, to (i) reallocate resources otherwise reserved for the performance of such Manufacturing and reschedule such Manufacturing based on available capacity planning at the Facility and (ii) charge Customer up to [***] percent ([***]%) of the amount due for any such Manufacturing as compensation for any idle capacity at Facility, provided that if Customer provides at least [***] prior written notice of such anticipated delay, Hovione shall use Commercially Reasonable Efforts to fill the corresponding liberated capacity.

3.3 Designated Customer Material Vendors.

(a) Notwithstanding Section 3.2 above (and Customer’s obligation to deliver Customer Materials) or Section 2.6 (Subcontracting), Customer may ask Hovione to procure Customer Materials or otherwise obtain certain services from Third Parties as designated and approved by Customer in writing and on behalf of Customer (each a “Designated Vendors”), which shall be deemed as Additional Services as defined herein, and Hovione may accept or reject this request at its sole discretion. Any such acceptance for the provision of Additional Services shall be agreed between the Parties pursuant to a Work Order, and to the extent such Additional Services are agreed between the Parties, Hovione shall undertake Commercially Reasonable Efforts to qualify and negotiate and establish contractual arrangements for the supply of Customer Materials or provision of services with such Designated Vendors, provided, however, that the terms and conditions of such supply agreement(s) and/or quality agreements are acceptable to Hovione, at its own discretion, and such Designated Vendors fulfill Hovione´s requirements and accept to be bound by Hovione´s Third Party Code of Conduct. In addition, Customer shall be responsible for payment of all expenses related to qualification of a Designated Vendor as set forth on the applicable Work Order. For clarity, Hovione shall have no obligation or liability towards Customer for failure to qualify or enter into supply agreement(s) or quality agreement with any Designated Vendors.

(b) Customer shall remain solely responsible for the provision and availability of Customer Materials and shall retain full liability and risk regarding any materials or services provided by such Designated Vendors. Hovione shall not be responsible for delays or defects caused by such Designated Vendors and may reasonably request at any time that Customer selects a different Designated Vendor or procures any such materials or services directly from any such Designated Vendor.

For clarity, (i) in the event of purchase of Customer Materials by Hovione from a Designated Vendor, nothing herein shall be construed as a deviation from Section 3.2 and Customer’s obligation to provide required Customer Materials in time for Manufacturing shall remain as set forth therein; and (ii) in the event of provision of services from a Designated Vendor, Hovione shall not be responsible for its performance as a subcontractor of Hovione as set forth in Section 2.6. Solely for purposes of inventory management under Section 3.4 below, Customer Materials purchased by Hovione from a Designated Vendor will be treated as Hovione-supplied materials.

3.4 Inventory & Safety Stock.

(a) To preserve shelf-life and quality, Hovione will (a) use all Hovione-supplied materials, Customer Materials and SDD on a first-in-first-out basis, and (b) commence conversion of SDD Product scheduled for onwards Manufacturing into Tablets Product in accordance with the applicable Binding Forecast and Purchase Orders for such Tablets Product. Subject to each Parties obligations under this Agreement, the Parties will engage in good faith to enable a manufacturing plan for the Tablets Product Binding Forecast that would result in Manufacturing of Tablets Product promptly following release of the related SDD Product pursuant to the applicable Purchase Order.

(b) During the Term, Hovione will (a) provide Customer with quarterly inventory reports of Hovione-supplied materials, Customer Materials, SDD and Tablets in its possession or control and (b) with prior written notice permit Customer, once per annum unless for cause, reasonable access to inventory locations and related records and personnel to permit a physical count of all such inventory at Customer’s cost and expense. Hovione will promptly notify Customer of any Hovione-supplied material supply problems of which it is aware, including material delays or delivery of non-conforming Hovione-supplied materials and the Parties will cooperate to reduce, mitigate or eliminate such problems.

(c) Hovione shall maintain [***] of SDD Product (to be used on a first-in-first-out basis) as a safety stock, and at Customer’s written request and upon mutual agreement between Customer and Hovione, Hovione will purchase on Customer’s behalf and invoice to Customer additional quantities of one or more Hovione-supplied materials for use in Manufacture of Product (“Safety Stock”). Hovione will use and replenish such Safety Stock in the same manner as other Hovione-supplied materials used in Product Manufacture, on a first-in-first-out basis, such that the total quantity of Safety Stock available remains consistent throughout the Term.

4. Records; Facility and Inspection.

4.1 Records. Hovione will keep complete and accurate records of all results obtained by Hovione in the course of its performance of the Manufacturing Services in accordance with the terms and conditions of the Quality Agreement (the “Records”), which shall include, without limitation, executed Master Batch Records. Such Records shall be deemed Customer Confidential Information. For clarity, subject to Section 12 (Ownership of Improvements) the underlying data obtained by Hovione in the course of its performance of the Manufacturing services and contained within any such Records shall be deemed as Customer Confidential Information, provided, however, [***]. While in the possession or control of Hovione, Records will be made available for inspection, examination and copying by or on behalf of Customer and at Customer’s expense provided, however, that Hovione may exclude or redact from such Records any confidential or proprietary information of Third Parties or any Hovione Technology that Hovione regards and maintains as trade secrets. Upon termination of this Agreement, Hovione will transfer to Customer, at Customer’s expense, the Records; provided, however, that Customer shall remain subject to the confidentiality and non-use obligations as set forth herein in relation to any Hovione Confidential Information contained within any such Records and Hovione may (a) retain one copy of such Records solely for the purposes of internal record-keeping, and monitoring its obligations under this Agreement and as required by Applicable Law and (b) exclude or redact from such Records any confidential or proprietary information of Third Parties or any Hovione Technology that Hovione regards as trade secrets.

4.2 Facility.

(a) Hovione will perform all Manufacturing Services at the Facility. Hovione will not change the location of the Facility or use any additional facility for the performance of the Manufacturing Services without at least [***] prior written notice to, and the prior written consent of, Customer, which consent will not be unreasonably withheld, conditioned or delayed (it being understood and agreed that Customer may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be, provided that such audit or assessment is conducted promptly following Customer’s receipt of Hovione’s notice delivered under this Section 4.2(a)). Hovione will maintain, at its own expense, the Facility and all equipment required for the performance of the Manufacturing Services in a state of repair and operating efficiency consistent with the requirements of Applicable Law.

(b) Hovione will be responsible for performing all validation of the Facility and the equipment employed in the performance of the Services in accordance with Applicable Law, Hovione’s SOPs and the Quality Agreement.

(c) Hovione will be responsible for obtaining, at its expense, all licenses and permits, and regulatory and government approvals necessary for the Facility or the performance of Manufacturing Services by Hovione under this Agreement. At Customer’s reasonable written request, Hovione will provide Customer with copies of any of the foregoing, and, subject to the confidentiality and non-use obligations of Article 11, Customer will have the right to use any information contained in any of the foregoing solely in connection with regulatory filings for approval of Product Manufactured hereunder.

4.3 Inspections and Audits. Customer and/or its duly designated representatives will have the rights to conduct inspections related to quality systems and cGMP compliance in accordance with the Quality Agreement. Customer employees and representatives who inspect Hovione’s Facility and Records in accordance with this Section 4.3 and the Quality Agreement will at all times comply with Hovione’s rules, regulations and SOPs relating to inspections and visits to the Facility of which they have previously been made aware in writing, and Customer retains full responsibility and liability for the presence and actions of its employees on Hovione’s premises.

5. Forecasts; Purchase Orders; [***]; Shipping and Delivery; Acceptance.

5.1 Forecasts. Commencing upon execution of this Agreement, and, thereafter, on a quarterly basis, Customer will provide a rolling [***] forecast of its and its licensees commercial requirements for Product to be supplied under this Agreement (the “Forecast”). The initial Forecast is attached to this Agreement as Exhibit D “(the “Initial Forecast”). Each Forecast following the Initial Forecast shall be deemed delivered only if provided to a

Hovione-designated recipient communicated to Customer in advance pursuant to written notice delivered to Customer on or prior to the Effective Date and updated, if necessary, at least [***] prior to the delivery of any future Forecast (“Hovione Designated Recipient”). The first [***] of each such Forecast for the SDD Product and the first [***] of each such Forecast for the Tablets Product will be binding on the Parties (the “Binding Forecast”) and the remaining period in each such Forecast for each Product will constitute non-binding, good faith estimates (the “Non-binding Forecast”). Requirements for Product in the Non-binding Forecast may be increased [***] or decreased by no more than [***] percent ([***]%) or as otherwise agreed by the Parties (the “Forecast Parameters”). Any such increase or decrease within the Forecast Parameters shall be carried out through the issuance of an updated Forecast, as applicable. [***]. Subject to Customer’s obligations under this Agreement, in the event Customer engages Hovione to Manufacture more than one Strength of Tablets Product, Customer shall have the right to allocate quantities of SDD Product across such different Strengths upon a minimum of [***] prior written notice to Hovione.

5.2 Forecasts for Tablets Product. [***].

5.3 Acceptance of Forecast. The Hovione Designated Recipient will have [***] from its receipt of a Forecast (or any changes thereto pursuant to Section 5.1) to accept or reject any portion of such Forecast that is not consistent with the Forecast Parameters. Upon expiration of such period without written rejection from Hovione, such Forecast will be deemed (i) accepted by Hovione with respect to quantities consistent with the Forecast Parameters, and Hovione will incorporate such portion of the Forecast into its production schedule and related capacity planning, and (ii) rejected as to quantities outside of the Forecast Parameters, unless the Parties otherwise subsequently agree in writing.

5.4 Purchase Orders. Together with each Forecast, Customer will submit firm non-cancellable purchase orders for Product under the applicable Binding Forecast. All purchase orders for Product shall state the quantities of Product to be purchased, the delivery dates set forth in the Binding Forecast or other requested delivery dates (not less than [***] for Tablets Product and not less than [***] for SDD Product, both as of the date of the relevant purchase order), and shipping instructions. Purchase orders for Product shall state the ordered quantity in increments of full Batches. Hovione will accept any purchase order consistent with the terms of this Agreement and the applicable Binding Forecast and will have [***] after receipt to accept or reject in writing any purchase order that does not meet these requirements; for clarity, during such period, Hovione may accept or reject (in its discretion) any portion of a purchase order that is in excess of the Binding Forecast (each accepted purchase order being referred to herein as a “Purchase Order”). Hovione shall permit Customer to amend any Purchase Order for Tablets Product prior to commencement of Manufacturing of such Tablets Product solely for the purpose of amending the Strength of Tablets Product to be Manufactured under such Purchase Order; provided that Customer give Hovione no less than [***] written notice prior to the commencement of Manufacturing of such Tablets Product, in each case consistent with the applicable Specifications and Manufacturing Process, provided further that the same total quantity of SDD Product is used in the Manufacturing of such Tablets Product.

5.5 [***]

5.6 Shipping; Storage. Delivery terms are FCA the Facility (Incoterms 2020) and title to Product shall transfer to Customer upon delivery. If Hovione provides storage services in respect of Product released pursuant to Section 6.3, title to such Product shall pass to Customer upon transfer to storage and Hovione shall be able to invoice Customer for any such Products in accordance with Section 6.4. All shipping instructions of Customer will be accompanied by the name and address of the recipient and the shipping date and any costs and insurance associated with shipping will be borne by Customer. Should Customer require special handling, packaging or services, then the cost of such special handling, packaging or services will be borne entirely by Customer at Hovione’s prevailing rates. On Customer’s written request, and at Customer’s cost and expense, Hovione will store Product for up to [***] following issuance of the Certificate of Analysis and Customer Materials up to [***] prior to start of Manufacturing. Such storage will be subject to storage fees at Hovione’s prevailing rates and after [***] following issuance of the Certificate of Analysis, Hovione may, at its sole discretion, continue charging for such storage fees or, upon prior written notice to Customer, deliver such Product at Customer’s sole cost and expense. [***]. In the absence of Hovione Fault and provided that Hovione complies with its obligations of due care in respect of Customer Materials and Product, Hovione shall have no liability for loss or damage to the Product while stored by Hovione and the Customer shall keep such Product fully insured while stored by Hovione.

5.7 Inspection and Rejection.

(a) Testing. Subject to the applicable Quality Agreement, each Batch of Product will be sampled and tested by Hovione in accordance with the Quality Agreement against the Specifications, and the quality assurance department of Hovione will review the documentation relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with cGMP and the Specifications. If, based upon such tests and documentation review, a Batch of Product conforms to the Specifications and was Manufactured in compliance with cGMP, then a Certificate of Compliance will be completed and approved by the quality assurance department of Hovione (such Certificate of Compliance, Certificate of Analysis, Specifications, and Batch records, collectively, the “Batch Documentation”). The Batch Documentation for each Batch of Product, and any other documentation required in accordance with the Quality Agreement, will be delivered to Customer in accordance with the Quality Agreement.

(b) Inspection. Hovione will ship all Products in accordance with Section 5.6 upon completion of any Product testing required to be done by Hovione under the Quality Agreement. Customer will have [***] from delivery (the “Inspection Period”) to physically inspect the Product in accordance with Customer’s standard operating procedures. Prior to the expiration of the Inspection Period for a shipment of Product, Customer will provide prompt written notice to Hovione if any such Product is Defective. Such notice will specify the nature of the Product’s Defect. Subject to Section 5.7(c), failure by Customer to provide such notice within the applicable Inspection Period will be deemed an acceptance of such Product by Customer.

(c) Latent Defect. Customer may, no later than [***] after Customer’s acceptance of a Batch of Product under Section 5.7(b), reject Product if it discovers that such Product has a Latent Defect directly as a result of Hovione Fault. Customer must notify Hovione of such Latent Defect in writing within [***] after its first discovery of such Latent Defect. Such notice will state in a reasonably sufficient detail the reason for the Latent Defect.

5.8 Referee Laboratory. Upon receipt of a notice from Customer pursuant to Section 5.7(b) or 5.7(c), Hovione shall have [***] (or such longer period as Hovione notifies Customer is reasonably necessary to complete its investigation) to provide a written notice to Customer of Hovione’s assessment as to whether the Product is Defective. In case of any disagreement between the Parties as to whether Product is Defective, a representative sample of such Product will be submitted to an independent testing laboratory mutually agreed upon by the Parties (“Referee Lab”) for tests and final determination of whether such Product conforms to such requirements, and if nonconformity is confirmed, to determine the cause of such nonconformity. The Referee Lab must meet the requirements of cGMP, be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either Party. The Referee Lab will use the test methods contained in the applicable Specifications. The determination of conformance by the Referee Lab with respect to all or part of such Product will be final and binding on the Parties. The fees and expenses of the Referee Lab incurred in making such determination will be paid by the Party against whom the determination is made.

5.9 Remedies. If Hovione agrees or the Referee Lab determines that Product (including, for clarity, Product that Customer rejects due to a Latent Defect) is Defective as a result of Hovione Fault, then Customer will have the right to reject such Defective Product and Hovione shall be subject to the remedies as set forth in this Section. If rejection of Defective Product is due to Hovione Fault as set forth herein, Customer will promptly return any such rejected Defective Product to Hovione, or at Hovione’s direction dispose of such Defective Product at Hovione’s expense, and Hovione will (i) use Commercially Reasonable Efforts to replace such Defective Product with Product that is not Defective as soon as reasonably practicable after receipt of notice of rejection thereof; provided that Customer supplies any required Customer Materials; and (ii) be responsible for reperformance of Manufacturing Services at no additional cost to Customer, including the cost of replacement Customer Materials in relation to such Manufacturing Services in an amount equal to the Reimbursement Price, subject to Hovione’s rights to apply Yield Bank credit in accordance with Section 2.13. If the Parties, through their Quality Assurance groups, agree, replacement of the Defective Product can be done through reprocessing or reworking the Defective Product. The remedies set forth in this Section 5.9 are Customer’s sole remedies under this Agreement with respect to Defective Product.

5.10 Recalls. The handling of field alerts, recalls and market withdrawals (collectively, “Recalls”) of all Product will be within the sole discretion of Customer and Customer will notify Hovione promptly of any Recall of Product. Notification to any Authority and the conduct of such Recall will be the sole responsibility of Customer. Hovione will (a) cooperate fully with Customer in the event of any such Recall and (b) provide such assistance in connection with the Recall as Customer may reasonably request. [***].

6. Price and Payments.

6.1 Price. Notwithstanding the Minimum Annual Commitment pursuant to Section 2.2, Customer will pay Hovione the purchase price for Product set forth in Exhibit C (“Purchase Price”). From time to time during the Term and by mutual agreement between the Parties, Customer may request that Hovione provide additional services which are not included in Purchase Price to support the Manufacture of Product (excluding any development or other services provided under the MSA), which shall be subject to a separate agreement (“Additional Services”), as specified in a written work order signed by duly authorized representatives from both Parties and detailing the specific services to be performed and any deliverables to be provided by Hovione (each, a “Work Order”). Hovione will perform the Additional Services in accordance with the terms of this Agreement and the Work Order (including any deviations of applicable terms and conditions as may be contained on any such Work Order) and such Additional Services shall be charged separately as may be agreed by and between the Parties on such Work Order. For the avoidance of doubt, the Purchase Price is inclusive of Hovione-supplied materials for the Services, Manufacturing of Product (including in-process controls, limited post-Manufacture storage costs and final release costs, but excluding Manufacturing in connection with any Additional Services) and shipment of Product according to the Incoterms as defined in Section 5.6.

6.2 Price Adjustment. Purchase Price can be adjusted:

(a) Annually (effective as of January 1st of each calendar year) to reflect [***]. For all Purchase Price adjustments under this Section 6.2, Hovione will deliver to Customer on or before October 1 of each calendar year (unless otherwise agreed in writing) a letter stating the adjusted Purchase Price to be effective for Product delivered on or after January 1 of the next calendar year together with such supporting documentation (if applicable).

(b) Additionally, at any time in a calendar year, in the event of a change of external circumstances that were not foreseeable at the time of the establishment of the then-applicable Purchase Price (e.g., extreme rises in energy costs), so that the cost of Manufacture by Hovione has increased more than [***] percent ([***]%) from such Purchase Price, Hovione shall be entitled to charge [***], provided that Hovione substantiates such fee with written evidence of the applicable increase. For clarity, if this increase in costs continues for the next calendar year, the Purchase Price may be adjusted for subsequent orders by providing a notice on or before October 1 of each calendar year in accordance with Section 6.2(a).

6.3 Payments. Hovione will invoice Customer upon release of each Batch of Product by Hovione’s Quality Department. Payment of undisputed invoices will be due [***] after the date of Customer’s receipt of each such undisputed invoice. In the event any undisputed payment is not made on time, Hovione will be entitled, in addition to its other rights and remedies, to [***].

6.4 Invoices. All payments hereunder will be made in the local currency of the Facility where Manufacturing Services are performed. Customer will make all payments pursuant to this Agreement by wire transfer to a bank account designated in writing by Hovione. To the extent Customer requires Hovione’s adherence to any Third Party invoicing and/or payment platform, use of any such platform shall be carried out at Customer’s sole cost and expense and Customer shall indemnify and hold harmless Hovione against all costs, expenses, damages, or losses of any nature arising out of Hovione’s use of any such Third Party platform.

6.5 Taxes. Any use, sales, excise or value added tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority on or measured by the transaction between Hovione and Customer (other than Hovione’s income tax), will be paid by Customer in addition to the prices quoted or invoiced by Hovione. In the event Hovione is required to pay any such tax, fee, or charge or provide any bank or other guarantees, Customer will reimburse Hovione for such payment, or in lieu of such payment, Customer will provide Hovione at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

6.6 Import and Export. Without limiting the generality of Section 3.2(a), and in addition to any other amounts due to Hovione under his Agreement, Customer will be responsible for all costs or liabilities incurred by Hovione in connection with the import or export of Customer Materials or Customer Technology including, but not limited to, the costs of any bank or other guaranties required of Hovione by customs authorities for processing Customer Materials or Customer Technology under inward processing relief procedures, any penalties or fines levied against Hovione that are related to such import or export, and any costs incurred by Hovione in connection with any claims or proceedings relating to any of the foregoing.

7. Representations and Warranties.

7.1 By Both Parties. Hovione and Customer each represents, warrants, and covenants to the other that:

(a) It is, and will remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of the executing Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(c) It is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement.

7.2 By Hovione. Hovione represents, warrants, and covenants to Customer that:

(a) To the best of Hovione’s knowledge, the use of Hovione Technology in the performance of the Manufacturing Services does not infringe the intellectual property rights of any Third Party and Hovione will promptly notify Customer in writing should it become aware of any claims asserting such infringement.

(b) Neither Hovione nor, to the best of its knowledge, any of its employees or agents providing the Manufacturing Services (i) has been debarred, or convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetics Act, 21 U.S.C. § 335a; (ii) is ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) has been disqualified by any government or regulatory authorities from performing specific services, or is subject to a pending disqualification proceeding; and (iv) has been convicted of a criminal offense related to the provision of healthcare items or services and is subject to any such pending action. Hovione will notify Customer promptly if it or any of its Affiliates becomes subject to any of the foregoing during the term, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to Hovione’s knowledge, is threatened.

(c) Upon delivery to Customer, the Product will (i) conform to the Specifications, (ii) have been Manufactured in accordance with cGMP, (iii) not have been adulterated, misbranded or mislabeled within the meaning of the United States Federal Food, Drug, and Cosmetic Act, 21 USC §§ 301 et seq or equivalent laws in the Territory and (iv) and Hovione shall have complied with the Customer Process as necessary for the Product to meet the requirements of Applicable Law.

7.3 By Customer. Customer represents, warrants, and covenants to Hovione that:

(a) To the best of Customer’s knowledge, the use of Customer Technology as contemplated in the Manufacturing Services will not infringe the intellectual property rights of any Third Party and Customer will promptly notify Hovione in writing should it become aware of any claims asserting such infringement.

(b) Upon delivery to Hovione, the Customer Materials will comply with Applicable Law, the applicable specifications, and have been manufactured in accordance with cGMP (if applicable).

(c) To the best of Customer’s knowledge, the information provided by Customer to Hovione is sufficient to enable Hovione to perform Manufacturing of Product in compliance with Applicable Law.

(d) Customer will comply with all Applicable Law in its release, marketing, sale and use of the Product.

(e) Neither Customer, nor any of its Affiliates, nor to the best knowledge of Customer any of its directors, officers or representatives, is an individual or entity that is, or is owned or controlled by an individual or entity that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority in the Territory (collectively, “Sanctions”). Breach of this Section 7.3(e) shall be considered a material breach of this Agreement and, notwithstanding anything to the contrary herein, to the extent Hovione reasonably determines the breach by Customer of this Section 7.3(e), Hovione shall be able to terminate this Agreement for cause and with immediate effect.

7.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

8. Government Approvals and Hazardous Materials.

8.1 Approvals. Customer will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Customer to use the Product provided under this Agreement, including, without limitation, all submissions filed with the FDA or other Authorities.

8.2 Regulatory Filing. Hovione will provide reasonable assistance to Customer, including documentation and supporting data, at Customer’s request and expense, in responding to questions from the FDA or other Authorities concerning the Manufacture of Product by Hovione under this Agreement and any regulatory filings for Product Manufactured by Hovione under this Agreement. Any filings to be made by Customer with any Authority that relate to Hovione’s Manufacture and Manufacturing Process shall be first provided to Hovione so that Hovione can review and confirm the accuracy of all information contained in such filing relating to Hovione’s Manufacture and Manufacturing Process. Hovione shall review all filing submitted by Customer under this Section 8.2 within ten (10) business days.

8.3 Hazardous Materials. Prior to Hovione commencing the Manufacturing Services, Customer will inform Hovione of all characteristics, including all health and safety characteristics, of the Customer Materials and when appropriate, provide Hovione with a Material Data Safety Sheet on Customer Materials. Customer will promptly notify Hovione of any new hazards or potential hazards to the health and safety of Hovione personnel relating to the Customer Materials. If any resultant handling procedures have an incremental cost, such cost will be borne by Customer. The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Customer Materials will be the responsibility of Customer at Customer’s sole cost and expense.

9. Expiration and Termination.

9.1 Expiration. This Agreement will be effective as of the Effective Date set forth in the preamble. Unless earlier terminated in accordance with this Section 9, this Agreement will remain effective for an initial five (5) year term (the “Initial Term”), followed by successive two-year automatic renewals (each, a “Renewal Term” and together with the Initial Term, the “Term”). Notices of non-renewal shall be delivered (i) by Customer at least [***] before expiration of the Initial Term or any Renewal Term, and (ii) by Hovione at least [***] before expiration of the Initial Term or any Renewal Term.

9.2 Termination for Breach, Force Majeure or Bankruptcy. Either Party will have the right to terminate this Agreement by written notice to the other Party upon the occurrence of any of the following events: (a) if the other Party commits a material breach of this Agreement which is not remedied within [***] of the receipt by the breaching Party of written notice identifying the breach and requiring its remedy; or (b) upon the occurrence of a force majeure event preventing the other Party from performing its obligations under this Agreement as provided in Section 10 for [***] or more; or (c) if the other Party ceases for any reason to carry on business, or becomes bankrupt or insolvent, makes an assignment for the benefit of its creditors or has a receiver or manager appointed in respect of all or any part of its assets (which appointment will not be vacated within sixty (60) days after filing) or is the subject of any proposal for a voluntary arrangement or enters into liquidation.

9.3 Termination by Customer. Customer may terminate this Agreement, upon [***] prior written notice to Hovione upon the loss of marketing approval for the Product in the United States.

9.4 Termination by Hovione. Hovione may terminate this Agreement, upon [***] prior written notice to Customer in the event of material changes to the Applicable Laws resulting in the impossibility of Hovione to continue Manufacturing of Product as defined herein.

9.5 Obligations on Termination.

(a) In the event of a termination under this Agreement by Customer other than pursuant to Section 9.2, Hovione shall invoice Customer and Customer shall promptly pay: [***].

(b) Additional Obligations of Hovione. Upon termination of this Agreement pursuant to this Section 9, Hovione will suspend work as early as possible and:

(i) perform only those Manufacturing Services and other activities mutually agreed upon by Customer and Hovione as being necessary or advisable;

(ii) use Commercially Reasonable Efforts to cancel any Third-Party obligations;

(iii) promptly deliver to Customer all Product (including work-in-process) and materials ordered by Hovione for Customer after receipt of payment in full for such Product (including work-in process) and materials from Customer;

(iv) promptly return to Customer all unused and unopened Customer Materials; and

(v) subject to Section 11.6, promptly return all Confidential Information of Customer that it has received pursuant to this Agreement.

(c) Additional Obligations of Customer. Upon termination of this Agreement pursuant to this Section 9, Customer will:

(i) promptly pay Hovione [***];

(ii) subject to Section 11.6, promptly return all Confidential Information of Hovione that it has received pursuant to this Agreement.

9.6 Surviving Terms. Expiration or termination of this Agreement for any reason will not affect any rights or obligation of either Party that accrued prior to such expiration or termination. Further, the rights and obligations of the Parties under the following provisions of this Agreement will survive in accordance with their terms: Article 1 (Definitions), Sections 2.13(c) (Yield Bank), 3.2(d) (Return of Customer Materials), 4.1 (Records), 5.7(c) (Latent Defects), 5.10 (Recalls), 9.5 (Obligations on Termination), 9.6 (Surviving Terms), and Articles 11 through 15 (Confidentiality; Ownership of Improvements; Indemnification; Miscellaneous; Solicitation of Hovione Employees).

10. Force Majeure.

Except as otherwise expressly set forth in this Agreement, and except for the obligation to pay any amounts due under this Agreement, neither Party will have breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, acts of terrorism, civil commotion, strikes, labor disputes, lockouts, cyberattacks, acts of God, other government actions affecting the supply chain or acts, omissions, or delays in acting, by any governmental authority (“force majeure”). The Party affected by any event of force majeure will promptly notify the other Party in writing, explaining the nature, details and expected duration of such force majeure. Such Party will also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and to notify the other Party of the cessation of any such event. A Party affected by an event of force majeure will use Commercially Reasonable Efforts to remedy, remove, or mitigate such event and the effects thereof with all reasonable dispatch. Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

11. Confidentiality.

11.1 Definition. “Confidential Information” means any and all non-public scientific, technical, financial or business information, including without limitation any third-party confidential information, that is furnished or made available by or on behalf of one Party or its Affiliates (“Disclosing Party”) to the other or its Affiliates (“Receiving Party”), whether disclosed orally, visually (including, without limitation, video, streaming or picture) or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential”. Confidential Information of Hovione includes, but is not limited to, Hovione Technology and Hovione Improvements, whether or not labeled confidential. Confidential Information of Customer includes, but is not limited to, Customer Materials, Forecasts, Customer Technology and Customer Improvements, whether or not labeled confidential. Subject to the exceptions and permitted disclosures described in Sections 11.3 (Exceptions) and 11.4 (Publicity), the terms of this Agreement are Confidential Information of both Parties. All notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for the Receiving Party or its Representatives that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing shall be deemed as Confidential Information of the Disclosing Party.

11.2 Obligations. The Receiving Party agrees (a) to keep confidential the Confidential Information of the Disclosing Party and the terms of this Agreement, (b) not to disclose the Disclosing Party’s Confidential Information to any Third Party without the prior written consent of the Disclosing Party, (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement, and (d) to notify the Disclosing Party of any unauthorized disclosure of the Disclosing Party’s Confidential Information promptly upon becoming aware of such disclosure. A Receiving Party, however, may disclose (i) Confidential Information of the Disclosing Party to its employees, officers, directors, consultants or agents (“Representatives”) and to those of its Affiliates, in each case who have a specific need to know such Confidential Information for performance of their obligations under this Agreement, who are not competitors of the Disclosing Party and are informed by the Receiving Party of the confidential nature of the Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, and (ii) Improvements to the extent required to exploit its rights under this Agreement. Disclosing Party shall be responsible for any breach of this Agreement caused by any of its Representatives.

Furthermore, Customer may disclose Confidential Information of Hovione solely relating to the Product (A) to the extent otherwise provided in this Agreement, and (B) with prior written notice to Hovione, to bona fide actual or prospective underwriters, investors, lenders or other financing sources, collaboration partners, licensees or to potential acquirers of the business to which this Agreement relates, and who in each case Customer shall ensure are subject to and comply with the same restrictions as Representatives as defined above, and with respect to clause (B), Hovione’s prior written consent must be obtained in the event any such underwriters, investors, lenders or other financing sources, collaboration partners, licensees or potential acquirers is a direct competitor or could reasonably be considered to be a potential competitor of Hovione.

11.3 Exceptions.

(a) The Receiving Party’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of the Disclosing Party’s Confidential Information that the Receiving Party can demonstrate, by competent proof:

(i) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Receiving Party;

(ii) is in the Receiving Party’s possession at the time of disclosure other than as a result of the Receiving Party’s breach of any legal obligation;

(iii) becomes known to the Receiving Party on a non-confidential basis through disclosure by sources other than the Disclosing Party having the legal right to disclose such Confidential Information; or

(iv) is independently developed by the Receiving Party without reference to or reliance upon the Disclosing Party’s Confidential Information.

(b) In addition, if the Receiving Party is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will give the Disclosing Party prompt written notice thereof and the Receiving Party will take all reasonable and lawful actions requested by the Disclosing Party to avoid or minimize the degree of such disclosure. The Receiving Party will cooperate reasonably with the Disclosing Party in any efforts to seek a protective order. The Receiving Party shall, if disclosure is ultimately required, disclose only the minimal Confidential Information required by the applicable governmental authority or court order, and information so disclosed shall remain Confidential Information for all other purposes hereunder.

11.4 Publicity. Except to the extent required by Applicable Law and as otherwise provided in this Section 11.4 or in Section 11.3, neither Party will make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Hovione hereby acknowledges that Customer is a publicly traded company and will be required to disclose certain material terms of this Agreement and publicly file a complete copy of this Agreement with the U.S. Securities and Exchange Commission on its Electronic Data

Gathering, Analysis, and Retrieval (EDGAR) system. Customer shall provide a draft of proposed redactions to Hovione for its review in advance of such filing and further agrees that Hovione shall have the right to propose additional redactions of any sensitive or Confidential Information of Hovione therein to the extent permitted under Applicable Law and prior to such filing by Customer.

11.5 Survival. Notwithstanding anything to the contrary in this Agreement, each Party’s confidentiality and non-use rights and obligations under this Section 11 shall survive any expiration or termination of this Agreement for a period of [***] from the date of such expiration or termination, even after the return or destruction of Confidential Information by the Receiving Party, provided, however, that the confidentiality hereunder with respect to trade secrets shall continue in perpetuity for as long as such trade secret remains a trade secret pursuant to the applicable law.

11.6 Return & Destruction of Confidential Information. Upon the Disclosing Party’s request, the Receiving Party will destroy or return to the Disclosing Party all tangible representations of the Disclosing Party’s Confidential Information (including all originals and copies thereof and any documents or articles that contain such Confidential Information) and cease all use of such Confidential Information unless and solely to the extent subject to a surviving license granted under this Agreement; except that: (a) the Receiving Party may retain copies of the Disclosing Party’s Confidential Information as reasonably necessary to (i) demonstrate compliance with the terms of this Agreement and (ii) comply with applicable law or known or reasonably anticipated subpoena or government order and (b) the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the Receiving Party, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures, provided that any such Confidential Information retained shall remain subject to the confidentiality obligations of this Agreement (and/or applicable license) for so long as such Confidential Information is retained regardless of the term of this Agreement. Notwithstanding the destruction or return of Confidential Information, the Receiving Party will continue to be bound by its obligations under this Agreement.

12. Ownership of Improvements.

12.1 Background Technology. All rights to and interest in Customer Technology will remain the exclusive property of Customer, and all rights to and interest in Hovione Technology will remain the exclusive property of Hovione. Customer grants Hovione the right to use Customer Technology and Customer Improvements for the limited purpose of fulfilling Hovione’s obligations under this Agreement.

12.2 Customer Improvements. Hovione agrees that all Customer Improvements will be the sole and exclusive property of Customer, and Hovione, for itself and on behalf of its Affiliates and any Third Party subcontractors, agrees to assign and does hereby assign all right, title and interest in and to such Customer Improvements to Customer or its designee without additional compensation to Hovione. Hovione will take such steps as Customer may reasonably request and at Customer’s expense to vest in Customer or Customer’s designee, ownership of the Customer Improvements.

12.3 Hovione Improvements. Customer agrees that all Hovione Improvements will be the sole and exclusive property of Hovione, and Customer, for itself and on behalf of its Affiliates,

agrees to assign and does hereby assign all right, title and interest in and to such Hovione Improvements to Hovione or its designee without additional compensation to Customer. Customer will take such steps as Hovione may reasonably request and at Hovione’s expense to vest in Hovione or Hovione’s designee ownership of the Hovione Improvements.

12.4 Patents. Customer will have the exclusive right to prepare, file, prosecute, maintain and defend, at its sole expense, any patent applications and/or patents that claim Customer Improvements. Hovione will have the exclusive right to prepare, file, prosecute, maintain and defend, at its sole expense, any patent applications and/or patents that claim Hovione Improvements.

12.5 Additional Licenses.

(a) [***]

(b) [***]

13. Indemnification; Liabilities; and Insurance.

13.1 Indemnification by Hovione. Hovione will indemnify and hold harmless Customer and its Affiliates, and its and their directors, officers and employees (“Customer Indemnitees”) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses, including reasonable attorneys’ fees (collectively “Losses”) that may be sustained, suffered or incurred by a Customer Indemnitee in connection with any and all actions, claims or demands that may be brought or instituted against a Customer Indemnitee by any Third Party, in each case only to the extent [***].

13.2 Indemnification by Customer. Customer will indemnify and hold harmless Hovione and its Affiliates, and its and their directors, officers and employees (“Hovione Indemnitees”) from and against any and all Losses that may be sustained, suffered or incurred by a Hovione Indemnitee in connection with any and all actions, claims or demands that may be brought or instituted against a Hovione Indemnitee by any Third Party, in each case only to the extent [***].

13.3 Indemnification Procedure. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification under this Section 13.1 or 13.2, as applicable. The Party wishing to seek indemnification hereunder shall: (i) notify the other Party immediately of any Third Party claim for which it seeks to be indemnified under this Agreement and provide sufficient details, to the extent reasonably available, of the legal and factual basis of the claim, together with a first estimate, to the extent reasonably possible, of the amount of the liability, (ii) grant, to the extent permitted by law, to the indemnifying Party the sole control of any defense or settlement of such Third Party claim at the indemnifying Party’s expense, (iii) not respond to any such Third Party claim or enter into any settlement negotiations relating thereto without the express prior written approval of the indemnifying Party, which shall not be unreasonably withheld, (iv) cooperate fully with the indemnifying Party and its agents in defense of the Third Party claim at the indemnifying Party’s expense, and (v) provide the indemnifying Party with copies of all documents and correspondence from the Third Party and all other correspondence and documents relating to the Third Party claim at the indemnifying Party’s expense; provided, however, that the indemnified Party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist therein. The indemnifying Party shall have the right, after consultation with the indemnified Party, to resolve and settle the applicable Third Party claim; provided that in no event may the indemnifying party compromise or settle any such actions, claims or demands in a manner which admits fault or negligence on the part of the indemnified Party or includes injunctive relief or includes damages other than the payment of money which the indemnifying Party has agreed to pay, without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed.

13.4 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR REVENUES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM (I) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER SECTION 11. [***].

13.5 Insurance. Each of the Parties will carry, with financially sound and reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, and professional liability/errors and omissions coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement. The Parties agree that: (a) Customer will be responsible for insuring Product and Customer Materials while in storage with Hovione and while transit to or from the Facility; and (b) Hovione will be responsible for maintaining appropriate insurance coverage consistent with Hovione’s standard insurance policies adequate to cover Hovione’s obligations hereunder. All insurance policies shall be maintained for the duration of the term of this Agreement and for a period of [***] following termination of this Agreement for claims made coverage, or longer as may be required by Applicable Law. Upon written request, each Party will provide the other Party with a Certificate of Insurance evidencing the corresponding coverage.

14. Miscellaneous.

14.1 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, but with notice to the other Party, assign this Agreement, in its entirety, (a) in connection with the transfer or sale of all or substantially all of the assets of the assigning Party or the line of business to which this Agreement relates, (b) to the successor entity or acquirer in the event of the merger, consolidation or change of control of the assigning Party, or (c) to an Affiliate of the assigning Party; provided further, Hovione may only exercise such right of assignment if (i) performance of the Manufacturing Services remains at the then-current Facilities and (ii) the FDA registration numbers for such sites do not change.

14.2 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. The Parties will use their Commercially Reasonable Efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s), which, insofar as practical, implement the intent of the Parties.

14.3 Notices. All notices which are required or permitted under this Agreement will be made in writing and delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Hovione, to: Hovione FarmaCiencia, S.A.

Sete Casas, 2674-506,

Loures, Portugal

Attn: [***]

With a copy to: Hovione FarmaCiencia, S.A.

Sete Casas, 2674-506

Loures, Portugal

Attn: [***]

Attn: [***]

If to Customer, to: Cogent Biosciences, Inc.

180 Third Avenue, 4th Floor

Waltham, MA 02451

Attn: [***]

Email: [***]

With a copy to: Cogent Biosciences, Inc.

180 Third Avenue, 4th Floor

Waltham, MA 02451

Attn: [***]

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing. Any such notice will be deemed to have been given upon receipt.

14.4 Choice of Law. This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of New York, USA without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement and are expressly excluded.

14.5 Jurisdiction.

(a) Both Parties understand and appreciate that their long-term mutual interest shall be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning contract terms. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as practicable on a fair and equitable basis. Toward this end both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

(b) If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described in the preceding paragraph of this Section within [***] after written notice of such matter by either Party to the other, the Parties agree to refer the matter to a panel consisting of one (1) senior executive employed by each Party who is not directly involved in the claim or dispute for review and resolution. A copy of the contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side’s contentions shall be provided to both such senior executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

(c) If the matter has not been resolved utilizing the process set forth in this Section, and/or the Parties are unwilling to accept the non-binding decision of the panel, in each case within a further [***] after escalation pursuant to paragraph (b), any said dispute shall be submitted to binding arbitration for final decision, and only through binding arbitration. Any such arbitration shall be held in New York, New York in the English language in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules"), except where those rules conflict with these provisions, in which case this provision controls. The arbitration shall be conducted by a single arbitrator who shall have at least 20 years' experience in pharmaceutical manufacturing, appointed in accordance with the ICC Rules. The arbitrator may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator. Within [***] of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than [***] from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the arbitrator and adhered to by the Parties. The arbitrator shall decide the merits of any dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. Judgment upon the award rendered by the single arbitrator may be entered or enforced in any court having jurisdiction thereof. The decision of the single arbitrator shall be final and binding on the Parties and shall be accompanied by a written opinion of the single arbitrator explaining the arbitrator's rationale for his decision. Unless otherwise agreed by the Parties in writing or awarded by the arbitrator in connection with their decision, the Parties shall share all fees and costs of the single arbitrator and the ICC, and each Party shall bear its own attorney and expert fees. The Parties agree that, notwithstanding any provision of applicable law, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against either Party. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party The intent of the Parties is that except for seeking appropriate interim or provisional relief or the entering of an arbitration order in a court of competent jurisdiction, disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts.

14.6 Entire Agreement; Amendment. This Agreement, including its exhibits, attachments, the Quality Agreement, constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Customer and Hovione regarding its subject matter. This Agreement, including any purchase order issued under this Agreement, may only be changed by a writing signed by authorized representatives of both Parties.

14.7 Conflicts. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and the Quality Agreement, or any purchase order or other form used by the Parties, or any separate confidentiality or non-disclosure agreement, the terms of this Agreement will control.

14.8 Headings; Construction. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Both Parties have participated equally in the formation of this Agreement and the language of this Agreement will not be presumptively construed against either Party. The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

14.9 No Partnership or Employment Relationship. All Manufacturing Services will be rendered by Hovione as an independent contractor for federal, state and local income tax purposes and for all other purposes. Hovione will not in any way represent itself to be a partner or joint venture of or with Customer. This Agreement does not create an employer-employee relationship between Customer on the one hand and Hovione or any employee, subcontractors, Affiliate of Hovione, or any Hovione personnel on the other. Hovione is acting under this Agreement as an independent contractor with full power and authority to determine the means, manner and method of performance of Hovione’s duties. Each Party will be responsible for and will withhold and/or pay any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of such Party’s employees and other personnel. Each Party understands and agrees that it is solely responsible for such matters and that it will indemnify the other Party and hold the other Party harmless from all claims and demands in connection with such matters.

14.10 Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

14.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties hereby jointly agree that electronically executed or electronically transmitted signatures of this Agreement shall have the full force and effect of original handwritten signatures.

15. Solicitation of Hovione Employees.

15.1 Except with Hovione's written approval, during the term of this Agreement, Customer will not actively solicit for employment Hovione's employees who are involved in providing Manufacturing Services under this Agreement and further, any employees possessing intrinsic technical, analytical or manufacturing know-how. This Section does not preclude: (i) solicitations made by a recruiting firm on behalf of Customer, provided that the firm was not instructed to specifically hire employees of Hovione and (ii) Hovione employees pro-actively enquiring for (or responding to publicized) job opportunities with Customer. In the event that Customer hires an employee of Hovione in breach of the foregoing restrictions, then Hovione’s sole and complete remedy shall be that Customer shall pay Hovione an amount equal to [***].

16. Signature.

16.1 Each Party warrants that it has the authority to enter into this Agreement.

16.2 The Parties hereby jointly agree that electronically executed or electronically transmitted signatures of this Agreement and any other agreements connected with this Agreement shall have the full force and effect of original handwritten signatures.

<< Signature Page Follows >>

SIGNED BY:

COGENT BIOSCIENCES, INC. By: /s/ Andrew Robbins Name: Andrew Robbins Title: CEO Date: September 2, 2026	HOVIONE FARMACIENCIA S.A. By: /s/ Marco Gil Name: Marco Gil Title: Co-CEO and SVP Sales & Marketing Date: September 1, 2026
HOVIONE FARMACIENCIA S.A. By: /s/ Joseph D’Antuono Name: Joseph D’Antuono Title: VP Sales Date: September 2, 2026